April 3, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Optex Systems Holdings, Inc.

Ladies and Gentlemen:

I have read the statements made by Optex Systems Holdings, Inc. in Item 4.01 of the accompanying Form 8-K. which is being filed with the Securities and Exchange Commission. I agree with the statements contained therein concerning the firm.

Optex Systems Holdings, Inc. has my permission to file this letter as Exh 16 to Form 9-K.

Very truly yours,

/s/ Gately & Associates, LLC
Name: